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                                                                     EXHIBIT 4.7
                                                                    CONFIDENTIAL

                             INTERNATIONAL ACCOUNTS

NO. 436/T.I.D

DATE: 11-08-2003                                                   SAUDI TELECOM

........................

To : Mr. Ajay Kumar                                       FAX : +91 22 2266 7705
     Senior Manager, Carrier Relations
     V.S.N.L  - India

SUBJECT : SETTLEMENT RATE

In reference to your Fax HQ/CRM/Saudi/August/2003 received on 07/08/2003, we would like to thank you for your positive response and confirm the settlement rate of [Text Redacted] ., the divisions and terms will be as follows:

         -        STC share                       [Text Redacted]

         -        VSNL share                      [Text Redacted ]

         -        Sender pays transit.

         -        Direct accounting method.

         -        W.E.F 01/08/2003

         -        Our Records have been updated.

         Thought VSNL offer is not as far as we expect, we appreciate your action, however, STC expects the settlement rate offers to be on ongoing basis to encourage us to continue distinguishing VSNL from other Indian operators.

         We emphasize keeping the ongoing coordination of this important relation between STC and VSNL.

         Best Regards.

         Mr. Essam Al Hodibi

         Sd/-
         Acting General Manager
         For International Tariff & Agreements, STC

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                                                                    CONFIDENTIAL

                                   [VSNL LOGO]

HQ/CRM/Saudi/August/2003                                           6th Feb, 2003

                                   FAX MESSAGE

To
Essam Al Hadaibi,                                             Fax No 96614700700
GM, International Traffic & agreements
Saudi Telecom
Saudi Arabia

         Sub: Settlement rate effective

Greetings,

Thank you for your fax dated 28th July 2003. It is an overwhelming gesture & we highly appreciate to be considered the preference partner. We intend to continue positioning ourselves as your most preferred and valued alliances in the telecom market.

In view of the above, we take this opportunity to offer our new settlement rates.

         -        Saudi to VSNL                 [Text Redacted]

         -        VSNL to Saudi                 [Text Redacted]

The above rate is applicable from 1st August'03.

Other term like accounting method, sender pays transit, realization etc remain unchanged.

With VSNL, we assure you that you will continue to get the best.

Awaiting your Confirmation.

With warm Regards,

Sd/-
(AJAY KUMAR)
Sr. Manager (Carrier Relations)
Videsh Sanchar Nigam Ltd.
TEL: 91-22-2266 7682
FAX: 91-22-2262 4101
MOB: 98 213 00 462
e-mail: ajay.kumar@vsnl.co.in

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                                                                    CONFIDENTIAL

                          VIDESH SANCHAR NIGAM LIMITED
    Lokmanya Videsh Sanchar Bhavan, Kashinath Dhuru Marg, Opp. Kirti College,
                       Prabhadevi, Mumbai 400 028 (India)
                   Tel: 91-22-2431 2700, Fax: 91-22-2432 2678